The Go Eco Group (LIBE) Executes Letter of Intent with Libra Fund, LLC for $12 Million Acquisition

CHESTER, N.Y., April 03, 2018 (GLOBE NEWSWIRE) -- The Go Eco Group Inc. (OTC PINK:LIBE) is pleased to announce that it has entered into a letter of intent ("LOI") with Libra Fund LLC to fund a joint venture to acquire the property formerly known as the "Great Gorge Playboy Club" in Vernon, NJ. The acquisition cost is not to exceed $12,000,000 and is subject to the completion of due diligence.

LIBE's intends to renovate and develop a 55 and older retirement community that's eco-friendly within the 618 room, 8 floor hotel. The goal is to create a vibrant, 877,000 square foot center with amenities to include restaurants, health and fitness, and retail shopping. Tenants should be able to spend a majority of their income within the facility and surrounding attractions.

"We are aligned with the regions' natural and recreational assets that include year-round skiing and waterpark at Mountain Creek, the Appalachian Trail, and the Wawayanda State Park. Adjacent is also the Great Gorge Golf Course, plus the $500 million Legoland Theme Park slated to open just miles away across the boarder in Orange County, NY in 2020," stated Brian Conway, CEO of LIBE.  "We have brand name retailers interested in opening within the first-floor concourse and have already pledged 150 parking spots for NJ Public Transportation to give our tenants direct access to New York City," continued Mr. Conway. "With this partnership with the Libra Fund, we can complete our due diligence and make an offer on the property, of which we've agreed with the owner, Mr. Meyers thus far."

About Libra Fund, LLC.

Libra Fund, LLC, is a private investment fund company geared towards ultra-high net worth individuals, businesses and institutions. We capitalize, strategize and manage traditional and alternative investments with a focus on commercial real estate development.

About The Go Eco Group Inc.  The Go Eco Group Inc. is a diversified energy services holding company delivering conventional as well as non-conventional energy solutions throughout North America. For its customers, Liberated is an energy products and services company reducing the everyday cost of energy to its clients. For its shareholders, Liberated operates and acquires a diverse array of energy products and service companies with proven revenues and operations. Its mission is to be the best small cap energy services company of its kind in North America.

Safe Harbor for Forward-Looking Statements: This press release may contain forward-looking information. There are many factors that could cause the Company's expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:
Brian Conway,CEO
 The Go Eco Group
Phone: (845) 610-3817